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                      May 2, 2024

       John Corkrean
       Executive Vice President & Chief Financial Officer
       H.B. Fuller Company
       1200 Willow Lake Boulevard
       St. Paul, MN 55102

                                                        Re: H.B. Fuller Company
                                                            Form 10-K For the
fiscal year ended December 2, 2023

       Dear John Corkrean:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Industrial Applications and

                      Services
       cc:                                              Gregory O. Ogunsanya,
SVP & GC